Exhibit 99.1

LEXMARK	Contact: Tim Fitzpatrick (859) 232-7527 tfitzpat@lexmark.com

Lexmark announces management appointments

LEXINGTON, Ky., July 27, 2007 – Lexmark International, Inc. (NYSE: LXK) today announced the following management appointments:

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Paul A. Rooke is named Lexmark executive vice president and president of the company’s Consumer Printer Division, effective immediately. Rooke has been president of Lexmark’s Printing Solutions and Services Division, which serves business customers, since May 2001 and, earlier, had been president of the former Business Printer Division. Rooke joined Lexmark at the company’s inception in 1991 and has held various management assignments, including vice president of worldwide marketing and U.S. sales in the Consumer Printer Division. Rooke began his career with IBM in 1980 as a manufacturing engineer. Rooke holds a bachelor’s degree in mechanical engineering from the University of Michigan and a master’s degree in business administration from the University of Kentucky.

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Marty Canning is named Lexmark vice president and president of the Printing Solutions and Services Division, effective immediately. Canning joined Lexmark in February 1999 as vice president and general manager of Lexmark Services. His responsibilities have been expanded in subsequent years to include worldwide marketing for the division and to include the role of vice president and general manager of North American sales and operations. Canning joined Lexmark from Danka Business Systems and was previously with Kodak’s Office Imaging Division.  He holds a bachelor’s degree in applied science with an emphasis in economics from the University of Michigan and a master’s degree in business administration from the Simon School of Business at the University of Rochester.

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Najib Bahous is named Lexmark vice president and general manager, Europe, Middle East and Africa region (EMEA), and will be based in Geneva, Switzerland, effective Oct. 1. Bahous has been president of the Consumer Printer Division since March 2003. He has been with Lexmark since the company’s inception in 1991, holding a number of key marketing, operations and financial management positions in Europe. He served in Lexmark’s EMEA region as vice president and general manager, Customer Services, and vice president and general manager of the former Imaging Solutions Division. He was vice president of worldwide Customer Services from May 2001 through January 2003 with responsibility for Lexmark’s worldwide information technology and supply chain functions. Bahous began his career as an accountant and later was a finance manager with IBM in EMEA.

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Bahous succeeds Eamon J. Ryan, who is retiring after a transition period. Ryan has been with Lexmark since the company’s inception in 1991 and has led EMEA operations since 1998. He began his career with IBM, holding various sales and management roles over 20 years.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2006, Lexmark reported $5.1 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

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